Exhibit 10.2

Contract #3
on residential investment in the construction of dwelling house

Moscow                                                                                   05, June, 2007

Limited company “Somo”, named hereinafter “Builder”, in name of Director Plavnik Roman Genrikhovich, operating on basis of Regulation, from one side and Limited company “Riokom”, named hereinafter “Investor in name of the  Chief of Juridical Department Gromova S.A., operating on basis of Power of attorney #4 from June, 01, 2007, from the other side, jointly named “Sides”, conclude the Contract about following:

1. The subject of a Contract

1.1. The subject of the Contract is transfer of residential investment in construction of dwelling house under the address: 105/5, Kurortniy boulevard, Khostinskiy district, Sochi city (hereinafter “Object)the right from the Builder to the Investor.

1.2. The Investor obliges to direct funds to the construction of the Object at the range and conditions, provided by Contract, and the Builder obliges to provide the erection of the Object by his own and/or obtained forces in accordance with project documentation and to transfer the share of the Object, denoted in Contract, to the Investor after finishing the construction.

1.3. At the moment of concluding of the Contract total costs for the construction of the Object averages:

1.3.1. Commercial value of rental right of parcel of land is 130 083 060,00 (one hundred thirty million eighty three thousand and sixty, rub ,zero zero kopeks). Given quantity is determined under the results of estimate according the state on 01.06.2007. (enclosure 4 to “Estimate results”) For execution of the Contract, given quantity is final and is not to be changed.

1.3.2. Estimate cost of the Construction – 261738812,00 (two hundred sixty one million seven hundred thirty eight thousand eight hundred twelve rub 00 kop). Given quantity is determined in accordance with Local resource estimate calculation on the state of 2 quarter of 2007. (enclosure 6) Given quantity can be changed depending on the fulfilled work. Final cost is determined after the finishing of the construction.

1.3.3. Cost of project-estimate documentation (5,5% per estimate cost of the construction) – 14 395 635,00(fourteen million three hundred ninety five thousand six hundred thirty five rub, 00 kop) Given cost can be changed under the changing of estimate cost of the Construction.

1.4. Amount of financing of construction by Investor is 50% (fifty per cent) from total amount of financing of the Object construction, what averages:

1.4.1. 65 041 530,00(sixty five million forty one thousand five hundred thirty rub,00 kop) – 50% from the cost of rental right of the parcel of land ( given quantity is final and is not to be changed)

1.4.2. 130 869 406,00(one hundred thirty million eight hundred sixty nine thousand four  hundred and six rub,00 kop) – 50% from estimate cost of construction (given cost can be changed according to fulfilled works

1.4.3. 7 197 817,50-(seven million one hundred and ninety seven thousand eight hundred seventeen rub, 00 kop) – 50% from project-estimate cost (given quantity can be changed according the changes in estimate cost of the construction.)

1.4.4. Total approximate quantity of investment is 203 108 753,50( two hundred and three million one hundred and eight thousand seven hundred and fifty three rub 50 kop)

1.5. Amount of financing, stated in p.1.3. include the cost of rental right of parcel of land, project-estimate documentation, construction of the Object, communications and other engineering structures, accomplishment of close-fitting territory, cost of conservancy and other necessary works, provided by project-estimate and permissive documents.

1.6. After finishing of the construction and putting the Object into operation the Sides acquire a share in the right of common ownership of the Object.

1.7. The share of Investor in shared ownership of the Object is 50%(fifty per cent), the share of the Builder is 50%(fifty per cent)

1.8. In accordance of operating schedule The Builder obliges to put the Object into operation not later than in 4 quarter of 2009.

1.9. The Builder’s right to conclude such transactions is provided on basis of:
- Resolution of Sochi Mayor #628, 05.04.2006.(Enclosure #2)
- Contract on tenancy of parcel of land (lease agreement) #4900003888, May,22, 2006. (Enclosure #2)
- Contract on transfer of right on construction of dwelling house in Sochi city, 02. 04. 2005. (Enclosure #3)

2. The order of financing

2.1. The Investor transfers the residential investment in the construction at the range, determined by the p1.4. of the Contract and according the schedule of payments whish is integral part of this Contract. (Enclosure #5)

2.2. The funds may be transferred as to the Builder’s calculation account, as to the third persons under the written statement of the Builder. If it is necessary and under the written statement of the Builder, it is possible to transfer funds by Investor earlier or later of financing period, provided by payments schedule.

2.3. The fact of transfer of funds by the Investor will be confirmed by the copies of payment orders with the bank note of fulfillment. The day of payment is considered to be the day of receipt to Builder’s account.

2.4. All the calculations are carried out in Russian rubles.

2.5. The payments, received by the Builder or by the third persons under his written statement according this Contract are registered by proceeding, is to be signed by Sides and contains the indications on quantity of funds, transferred by the Investor according this Contract with enclosure of copies of corresponding financial documents.

3. The rights and obligations of the Sides.

3.1. The Builder carries out such obligations:

3.1.1. To provide the erecting of the Object under the project-estimate documentation and in fixed by construction schedule term, the fulfillment with obtained contractors all the types of works on the Object construction in cooperation and  accomplishing of close-fitting territory at the address: 105/5, Kurortniy boulevard, Khostinskiy district, Sochi city,, including all the works, foreseen by construction documents, and also the works, don’t mentioned in this documents, but which are necessary for erecting the Object and putting it into operation  by established order to the State Commission.

3.1.2. To get the construction permission and make all the necessary agreements with the corresponding state organs, to conclude the Agreement to contract and Service contract of technical Customer.

3.1.3. To control the course of construction, the correspondence between the volumes and costs of fulfilled works and volumes and costs, presented for payment and amount of investment, which are to be transferred for the construction.

3.1.4. To inform the Investor about the course of construction under his demand.

3.1.5. To deal with the funds, marked out by Investor under the end use.

3.1.6. To plead a common cases under the Contract and make all the necessary transactions with the third persons without letter of attorney.

3.1.7. To transfer into Investor’s property the dwelling spaces under the Transfer-receiving Act in ten days from the moment of putting the Object onto State Commission with the signing of corresponding act.

3.1.8. To fulfill all the actions, necessary to register the Investor’s right on shared ownership of the Object in accordance with p.1.4 of the Contract, not later than in 15 days from the moment of putting the Object into operation under the signed State Commission Act.

3.1.9. The Investor bears the costs, connected with State Registration of Investor’s right on shared ownership.

3.2. The obligations of the Investor:

3.2.1. To transfer the funds towards shared construction according the payment schedule.

3.2.2. To bear costs on maintenance and exploitation of the Object in proportion of share rate of Investor in common shared ownership of the Object from the moment of putting it into operation.

3.2.3. To exploit the Object in end use.

3.2.4. The Investor has right to be informed in course of construction works.

3.3. Not need the preliminary agreement of the Investor before the registration of property right. The Registration is executed in accordance with juridical documents and this Contract on residential investment in established by legal acts order.

3.4. The Sides state that the Object and the right to buy the share in common shared ownership on it cannot be considered to be a deposit until the appearance of the property rights of the Sides.

3.5. The Sides are to inform each other in changing in postal, payment and other requisites during three working days.

3.6.The Investor has right, according the current legislation, to transmit, with information of the Builder, his warrants upon the Contract to third persons in unilateral way under the contracts on transmission of investment rights.

3.7. Being the Investor of the Object construction, the Investor accrues a right for the part of unfinished Object, which is common shared ownership.

4. Force – majeur.

4.1.The Sides contract out of partly or total non-fulfilling of obligations on this contract, if it is caused by force-majeur circumstances. Then the term of obligations are prolonged in proportion of the time, during which these circumstances and consequences of it were acting.

4.2. Force-majeur means:

4.2.1. Any Resolution, order, written directive of any State organ, under the jurisdiction of which is any Side of the Contract or the Object, not depending on the form of the document: the law, the Resolution or written directive of competent State organ, under the jurisdiction of which is any Side of the Contract, which hinders from the fulfillment of the Contract by the Sides.

4.2.2. Any revolt, rebellion confusion or military actions in state scale.

4.2.3. The conflagrations, floods and other natural disasters, directly influenced on the construction

4.2.4. Any similar events which are beyond the rational control of Sides or Side.

4.3. The presence of such circumstances are to be proved by the document, issued by corresponding authorized organ.

4.4. If force-majeur circumstances last more than three months, the Sides have right to cancel the Contract untimely.

5. The term of the Contract.

5.1 This Contract comes into force from the moment of signing it by the Sides.

5.2. The period of validity of the Contract is terminated from the moment of fulfillment of the Sides their obligations, provided by this Contract, putting the Object to the State Commission and State Registration of property right of Investor according the conditions of the Contract and total settlement of accounts between the Sides.

6. The quality of the Object. The quality assurance.

6.1. The quality of spaces of the Object, transferred to the Investor by the Builder according this Contract, is to be in agreement of project documentation of the Object, CN&R and other demands in construction area.

6.2. The warranty period is three years from the moment of signing of the Act of transfer-receipt of the share in the Object. All the defects, found out during this period, which couldn’t be find out while inspection of the Object and signing the transfer-receipt Act, are to be eliminated by the Builder by himself or obtained forces in 30 days from the Investor’s information of him.

7. The settlement of disputes

7.1. All the questions, which are not determined in the Contract, the Sides settle according the legislation of Russian Federation.

7.2. The Sides will settle the disputes by negotiations. The negotiation means as oral consultations of Sides, as the exchange the messages between the Sides.

7.3. In case of non-reaching of the agreement in the disputes in course of negotiations, the Sides can take it into court under the rules of jurisdiction.

8. The other conditions.

8.1. Any information about the financial position and Contract conditions with the third persons, taking part in the construction of the Object, will be confidential and non-disclosure. Other conditions of confidentiality may be fixed under the demand of any Side.

8.2. All the changes and additions are formalized by additional contracts between Sides in written form, which is an integral part of the Contract.

8.3. This Contract is worked out in 7(seven) pages, per one to each Side. All the copies have equal legal force and are original.

9. The addresses and requisites of the Sides.

The Builder:	The Investor:
Limited company “Somo”	Limited company “Riocom”
ID/КПП? 2320142618//232001001	ID/КПП 7704638240.770401001
8.,Cheltenkhem, Sochi city, Krasnodar district	4., I Vrazhskiy lane,Moscow,119121
3540000.	acc.4070281020000001045 in CB “MFBank”,
Acc.407028101030100009500	Moscow.
In FCB “Moskovskiy capital”	acc? 30101810600000000361
Limited company Sochi city БИК? 040396534	БИК? 044579361
Acc? 30101810900000000534

10. The signature of the Sides:

The Builder:	The Investor:
(signature)___/Plavnik R.G./	(signature)___/Gromova S.A./
(legal seal)	(legal seal)

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